Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and Year End 2020 Financial Results

●	Strong fourth quarter results, exceeding revenue and profitability expectations
●	Record quarterly royalty revenue of $16.1 million, up 19% year-over-year
●	Record annual total revenue of $100.3 million, up 15% year-over-year
●	Record annual licensing revenue and licensing agreements signed, totaling $52.5 million and 55, respectively
●	Record annual royalty revenue, underpinned by record royalty contribution from base station & IoT product category of $22.3 million, up 72% year-over-year
●	Record quarterly and annual CEVA-powered shipments of 484 million and 1.3 billion units, respectively

Rockville, MD, February 16, 2021 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the fourth quarter and year ended December 31, 2020.

Total revenue for the fourth quarter of 2020 was $28.1 million, a slight decrease of 1%, when compared to $28.3 million reported for the fourth quarter of 2019. Fourth quarter 2020 licensing and related revenue was $12.1 million, a decrease of 18%, when compared to $14.8 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2020 was a record high of $16.1 million, an increase of 19%, when compared to $13.5 million reported for the fourth quarter of 2019.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are very pleased to end the year with another excellent quarter, in both licensing and royalties. We concluded 21 licensing agreements, including a strategic and comprehensive agreement with a top tier smartphone OEM who will develop a range of CEVA-based connectivity chips to serve its smartphone and wireless accessories product lines. Our record high royalty revenue reflects a particularly strong quarter in smartphone shipments and continued traction in our base station and IoT product category, which grew 50% year over year.”

Mr. Wertheizer continued: “Our organization worldwide showed tremendous resilience and determination to cope with the challenges the COVID-19 pandemic presented. Our licensing business had another record year as we grew our customer base in Wi-Fi, Bluetooth, 5G and automotive. Our annual royalty business also reached an all-time high, driven by 72% year-over-year growth in base station and IoT royalty revenues, to contribute $22.3 million. We continue to benefit from the expedited deployment of 5G base station and growing use of smart TV, laptops and other IoT devices. We entered 2021 with strong momentum in both our licensing and royalty businesses as our primary markets are expected to continue to expand the adoption of wireless connectivity and smart sensing technologies.”

During the quarter, CEVA completed 21 license agreements. Five of the agreements were for smart sensing products and 16 for connectivity products with seven first-time customers of CEVA. Customers’ target products include 5G smartphones, TWS earbuds, cellular IoT devices and a wide variety of other IoT devices. Geographically, eight of the deals signed were in China, six were in the U.S., four in APAC and three were in Europe.

GAAP net income for the fourth quarter of 2020 decreased to $0.6 million, compared to $3.1 million reported for the same period in 2019. GAAP diluted earnings per share for the fourth quarter of 2020 decreased to $0.03 from $0.14 a year ago. The fourth quarter 2020 financials included a $2 million tax expense due to withholding taxes which cannot be utilized in future years.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2020 were $4.7 million and $0.20, respectively, comparing the $6.8 million and $0.30 reported for the fourth quarter of 2019. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.4 million, and (b) the impact of the amortization of acquired intangible and other assets, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies. Net income and diluted earnings per share for the fourth quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.8 million, and (b) the impact of the amortization of acquired intangible assets of $0.9 million associated with the acquisition of RivieraWaves and the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies.

Full Year 2020 Review

Total revenue for 2020 was $100.3 million, an increase of 15%, when compared to $87.2 million reported for 2019. Licensing and related revenue for 2020 was a record $52.5 million, an increase of 10%, when compared to $47.9 million reported for 2019. Royalty revenue for 2020 was a record $47.8 million, representing an increase of 22%, as compared to $39.3 million reported for 2019.

U.S. GAAP net loss and diluted loss per share for 2020 were $2.4 million and $0.11, respectively, compared to U.S GAAP net income and diluted earnings per share of $0.0 million and $0.00, respectively reported for 2019.

Non-GAAP net income and diluted earnings per share for 2020 were $13.7 million and $0.60, respectively, representing an increase of 3% and 2%, respectively, over $13.4 million and $0.59 reported for 2019, respectively. Non-GAAP net income and diluted earnings per share for 2020 excluded (a) equity-based compensation expense, net of taxes, of $13.4 million, and (b) the impact of the amortization of acquired intangible assets, net of taxes, of $2.7 million associated with the acquisition of the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies. Non-GAAP net income and diluted earnings per share for 2019 excluded (a) equity-based compensation expense, net of taxes, of $10.1 million, (b) the impact of the amortization of acquired intangible assets of $2.3 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and the investments in NB-IoT and Immervision technologies, and (c) deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: "We are extremely proud of our performance in 2020, highlighted by the numerous records achieved in the fourth quarter and the full year. These include record royalty revenue for the fourth quarter and the full year 2020 of $16.1 million and $47.8 million, respectively, generated from a record 484 million and 1.3 billion CEVA-powered devices, respectively. We also managed to deliver non-GAAP EPS of $0.60 for the full year, despite recent foreign exchange headwinds. At the end of the year, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $160 million, with no debt.”

CEVA Conference Call

On February 16, 2021, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/39449. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10151090) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 23, 2021. The replay will also be available at CEVA's web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at https://www.ceva-dsp.com/ and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements about optimism regarding the continued traction in CEVA’s base station and IoT product category, benefits derived from the expedited deployment of 5G base station and growing use of smart TV, laptops and other IoT devices, as well as the strong momentum in CEVA’s licensing and royalty businesses in 2021 as its primary markets are expected to continue to expand the adoption of wireless connectivity and smart sensing technologies. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	Unaudited
Revenues:
Licensing and related revenues	$12,068	$14,806	$52,513	$47,890
Royalties	16,077	13,506	47,813	39,262

Total revenues	28,145	28,312	100,326	87,152

Cost of revenues	2,490	2,823	10,749	10,106

Gross profit	25,655	25,489	89,577	77,046

Operating expenses:
Research and development, net	16,315	14,250	62,010	52,843
Sales and marketing	3,135	3,554	11,907	12,363
General and administrative	3,223	3,481	14,116	11,841
Amortization of intangible assets	575	746	2,307	1,923

Total operating expenses	23,248	22,031	90,340	78,970

Operating income (loss)	2,407	3,458	(763)	(1,924)
Financial income , net	595	992	3,284	3,291

Income before taxes on income	3,002	4,450	2,521	1,367
Income taxes	2,367	1,388	4,900	1,339

Net income (loss)	$635	$3,062	$(2,379)	$28

Basic net income (loss) per share	$0.03	$0.14	$(0.11)	$0.00
Diluted net income (loss) per share	$0.03	$0.14	$(0.11)	$0.00
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	22,249	21,920	22,107	21,932
Diluted	22,911	22,373	22,107	22,323

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

 U.S. Dollars in thousands, except per share amounts

	Three months ended		Year ended
	December 31		December 31,
	2020	2019	2020	2019
	Unaudited

GAAP net income (loss)	$635	$3,062	$(2,379)	$28
Equity-based compensation expense included in cost of revenue	166	166	639	630
Equity-based compensation expense included in research and development expenses	1,759	1,543	6,874	5,857
Equity-based compensation expense included in sales and marketing expenses	542	383	2,038	1,495
Equity-based compensation expense included in general and administrative expenses	1,099	779	4,085	2,736
Income tax benefit related to equity-based compensation expenses	(196)	(101)	(256)	(574)
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	685	945	2,746	3,203
Non-GAAP net income	$4,690	$6,777	$13,747	$13,375

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,911	22,373	22,107	22,323
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	305	462	979	475
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	23,216	22,835	23,086	22,798

GAAP diluted net income (loss) per share	$0.03	$0.14	$(0.11)	$0.00
Equity-based compensation expense, net of taxes	$0.14	$0.12	$0.59	$0.45
Amortization of intangible assets, net of taxes, related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	$0.03	$0.04	$0.12	$0.14
Non-GAAP diluted net income per share	$0.20	$0.30	$0.60	$0.59

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2020	2019 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$21,143	$22,803
Marketable securities and short term bank deposits	108,987	121,782
Trade receivables, net	14,765	11,066
Unbilled receivables	16,459	17,241
Prepaid expenses and other current assets	6,205	5,660
Total current assets	167,559	178,552
Long-term assets:
Bank deposits	29,529	5,368
Severance pay fund	10,535	9,881
Deferred tax assets	10,826	10,605
Property and equipment, net	7,586	7,879
Operating lease right-of-use assets	9,052	11,066
Goodwill	51,070	51,070
Intangible assets, net	10,836	13,424
Other long term assets	9,959	9,176
Total assets	$306,952	$297,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$894	$701
Deferred revenues	2,434	3,642
Accrued expenses and other payables	21,883	19,642
Operating lease liabilities	2,969	2,393
Total current liabilities	28,180	26,378

Long-term liabilities:
Accrued severance pay	11,226	10,551
Operating lease liabilities	5,772	8,273
Other accrued liabilities	885	662
Total liabilities	46,063	45,864

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	233,172	228,005
Treasury stock	(30,133)	(39,390)
Accumulated other comprehensive income	478	94
Retained earnings	57,350	62,426
Total stockholders’ equity	260,889	251,157
Total liabilities and stockholders’ equity	$306,952	$297,021

(*) Derived from audited financial statements